Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Jerrick Media Holdings, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated March 31, 2017, with respect to the consolidated financial statements of Jerrick Media Holdings, Inc. in the registration statement Form S-1/A #2 relating to the registration of 99,711,848 shares of common stock, to be filed on or about October 24, 2018. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

Edina, Minnesota

October 24, 2018